Exhibit 99.2

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	June 30, 2014
	(in 000s, except par value amount)
ASSETS
Current assets:
Cash and cash equivalents	$74,417	$77,439
Restricted cash	14,069	17,179
Accounts and notes receivable, net of allowances for doubtful accounts of $16,541 and $14,806	289,851	314,119
Inventories	96,938	82,289
Prepaid and refundable income tax	19,105	21,938
Deferred income tax assets	37,504	36,934
Deferred cost of revenue	12,541	15,723
Prepaid assets	23,568	21,800
Other current assets	14,885	6,013
Total current assets	582,878	593,434
Restricted long-term cash and investments	19,247	93,977
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $909 and $929	43,579	50,329
Property, plant and equipment, net of accumulated depreciation of $76,996 and $74,158	70,104	70,218
Leased gaming equipment, net of accumulated depreciation of $240,447 and $248,086	121,980	131,504
Goodwill	1,016,675	1,003,377
Intangible assets, net	515,942	508,245
Deferred income tax assets	2,072	3,892
Income tax receivable	—	457
Deferred cost of revenue	2,716	6,989
Other assets, net	59,135	56,389
Total assets	$2,434,328	$2,518,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,555	$37,651
Accrued and other liabilities	95,285	115,010
Jackpot liabilities	10,579	11,726
Deferred revenue	37,141	43,161
Income tax payable	8,475	5,554
Current maturities of long-term debt	38,399	38,465
Total current liabilities	231,434	251,567
Long-term debt, net of current maturities	1,842,671	1,886,953
Deferred revenue	6,404	20,209
Other income tax liability	10,218	10,355
Deferred income tax liabilities	113,700	110,899
Other liabilities	40,467	32,907
Total liabilities	2,244,894	2,312,890
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common stock, $.10 par value; 100,000 shares authorized; 66,145 and 66,047 shares issued and 38,345 and 38,694 outstanding	6,607	6,595
Treasury stock at cost, 27,800 and 27,353 shares	(1,161,893)	(1,134,407)
Additional paid-in capital	604,188	593,427
Accumulated other comprehensive loss	(34,241)	(5,423)
Retained earnings	773,784	744,939
Total Bally Technologies, Inc. stockholders’ equity	188,445	205,131
Noncontrolling interests	989	790
Total stockholders’ equity	189,434	205,921
Total liabilities and stockholders’ equity	$2,434,328	$2,518,811

See accompanying notes to unaudited condensed consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2014	2013
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$186,228	$147,387
Product lease, operation and royalty	134,577	101,902
	320,805	249,289
Costs and expenses:
Cost of gaming equipment and systems (1)	71,257	54,506
Cost of product lease, operation and royalty(1)	37,718	30,619
Selling, general and administrative	93,170	72,427
Research and development costs	34,425	29,504
Depreciation and amortization	21,793	5,265
	258,363	192,321
Operating income	62,442	56,968
Other income (expense):
Interest income	1,588	2,481
Interest expense	(18,338)	(4,427)
Other, net	(400)	(900)
Income from operations before income taxes	45,292	54,122
Income tax expense	(16,248)	(16,172)
Net income	29,044	37,950
Less net income attributable to noncontrolling interests	199	166
Net income attributable to Bally Technologies, Inc.	$28,845	$37,784

Basic and diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.76	$0.98
Diluted earnings per share	$0.75	$0.97

Weighted average shares outstanding:
Basic	37,796	38,381
Diluted	38,266	39,091

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

See accompanying notes to unaudited condensed consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	September 30,
	2014	2013
	(in 000s)
Net Income	$29,044	$37,950

Other comprehensive income (loss):
Foreign currency translation adjustment before income taxes	(30,721)	(235)
Income tax benefit	425	—
Foreign currency translation adjustment	(30,296)	(235)

Unrealized gain (loss) on derivative financial instruments before income taxes	2,273	299
Income tax (expense) benefit	(795)	(105)
Unrealized gain (loss) on derivative financial instruments	1,478	194

Total other comprehensive income (loss), net of income taxes	(28,818)	(41)

Comprehensive income	226	37,909
Less: comprehensive income attributable to noncontrolling interests	199	166
Comprehensive income attributable to Bally Technologies, Inc.	$27	$37,743

See accompanying notes to unaudited condensed consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	Common Stock		Treasury	Additional Paid-In	Accumulated Other Comprehensive Income (Loss)	Retained	Noncontrolling	Total Stockholders’
	Shares	Dollars	Stock	Capital	(“OCI”)	Earnings	Interests	Equity
	(in 000’s)
Balances at June 30, 2013	65,318	$6,523	$(1,058,381)	$535,759	$(10,692)	$646,339	$(376)	$119,172
Net income	—	—	—	—	—	37,784	166	37,950
Foreign currency translation adjustment	—	—	—	—	(235)	—	—	(235)
Unrealized loss on derivative financial instruments, net of tax	—	—	—	—	194	—	—	194
Total comprehensive income	—	—	—	—	—	—	—	$37,909
Issuance and receipt of restricted stock, ESPP shares, stock options and related tax and tax benefit	154	16	(1,068)	7,491	—	—	—	6,439
Settlement of accelerated share repurchase forward contract	—	—	(22,500)	22,500	—	—	—	—
Share-based compensation	—	—	—	3,462	—	—	—	3,462
Balances at September 30, 2013	65,472	$6,539	$(1,081,949)	$569,212	$(10,733)	$684,123	$(210)	$166,982

Balances at June 30, 2014	66,047	$6,595	$(1,134,407)	$593,427	$(5,423)	$744,939	$790	$205,921
Net income	—	—	—	—	—	28,845	199	29,044
Foreign currency translation adjustment, net of tax	—	—	—	—	(30,296)	—	—	(30,296)
Unrealized loss on derivative financial instruments, net of tax	—	—	—	—	1,478	—	—	1,478
Total comprehensive income	—	—	—	—	—	—	—	$226
Issuance and receipt of restricted stock, ESPP shares, stock options and related tax and tax benefit	98	12	(3,874)	6,881	—	—	—	3,019
Purchase of common stock for treasury	—	—	(23,612)	—	—	—	—	(23,612)
Share-based compensation	—	—	—	3,880	—	—	—	3,880
Balances at September 30, 2014	66,145	$6,607	$(1,161,893)	$604,188	$(34,241)	$773,784	$989	$189,434

See accompanying notes to unaudited condensed consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2014	2013
	(in 000s)
Cash flows from operating activities:
Net income	$29,044	$37,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,681	22,051
Amortization of deferred debt issuance costs	1,522	517
Share-based compensation	3,880	3,462
Provision for doubtful accounts	4,040	661
Inventory write-downs	206	1,530
Income tax benefit	(5)	(3,169)
Excess tax benefit of stock option exercises	(2,852)	(1,852)
Other	84	46
Change in operating assets and liabilities:
Accounts and notes receivable	34,738	(8,495)
Inventories	(22,188)	(9,962)
Prepaid and refundable income tax and income tax payable	9,164	12,059
Other current assets and other assets	(13,185)	(2,614)
Accounts payable	4,007	8,075
Accrued liabilities and jackpot liabilities	(27,518)	(4,934)
Deferred revenue and deferred cost of revenue	(11,670)	(748)
Net cash provided by operating activities	50,948	54,577
Cash flows from investing activities:
Acquisitions, net of cash acquired	(51,318)	—
Capital expenditures	(5,927)	(5,232)
Restricted cash and investments	77,907	(648)
Financing provided to customer	(5,000)	—
Payments received from development financing	1,521	1,404
Additions to other long-term assets	(3,189)	(745)
Net cash provided by (used in) investing activities	13,994	(5,221)
Cash flows from financing activities:
Proceeds from revolving credit facility	5,000	—
Payments on revolving credit facility	(40,000)	(45,000)
Payments on long-term debt and capital leases	(9,635)	(5,658)
Capitalized debt issuance costs	—	(1,350)
Acquisition-related contingent consideration	(200)	(131)
Purchase of treasury stock	(27,486)	(1,068)
Excess tax benefit of stock option exercises	2,852	1,852
Proceeds from exercise of stock options and employee stock purchases	4,065	5,622
Net cash used in financing activities	(65,404)	(45,733)

Effect of exchange rate changes on cash	(2,560)	(627)

Cash and cash equivalents:
Increase (decrease) for period	(3,022)	2,996
Balance, beginning of period	77,439	63,220
Balance, end of period	$74,417	$66,216

See accompanying notes to unaudited condensed consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED SUPPLEMENTAL CASH FLOW INFORMATION

The following supplemental information is related to the unaudited condensed consolidated statements of cash flows:

	Three Months Ended September 30,
	2014	2013
	(in 000s)
Cash paid for interest	$16,355	$4,386
Cash paid for income taxes, net of refunds	7,015	7,196

Non-cash investing and financing transactions:
Transfer of inventory to leased gaming equipment (1)	$14,386	$13,172
Reclassify leased gaming equipment to inventory (1)	5,326	3,567

(1)                                 As a result of the inability to separately identify the cash flows associated with the construction of leased gaming equipment, the Company has included all additions to leased gaming equipment as an increase in inventory under cash used in operating activities in the unaudited condensed consolidated statement of cash flows. In addition, cash generated from the sale of used gaming equipment classified as leased gaming equipment is also included in cash provided by operating activities in the unaudited condensed consolidated statement of cash flows. The Company has one process to procure raw materials for the assembly of both inventory and leased gaming equipment. The materials requisition planning process considers the number of devices the Company expects to build for sale and for use in its gaming operations during a particular period, but it does not separately earmark purchases for leased gaming equipment. Without such an earmarking process, the Company is unable to determine whether the parts used to construct leased gaming equipment during a particular period came from inventory on hand at the beginning of the period or was constructed from inventory procured during the period of deployment, thus requiring the expenditure of cash.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.             DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to “we,” “our,” “us,” “Bally” or the “Company” refer to Bally Technologies, Inc. and its consolidated subsidiaries.

Bally, a Nevada corporation, is a diversified global gaming supplier that designs, manufactures, operates and distributes electronic gaming machines (“EGMs”), networked and casino-management systems and interactive applications, and table game products that drive revenue and provide operating efficiencies for gaming operators. The Company supplies innovative hardware and games, including spinning-reel and video gaming devices, specialty gaming devices, automatic card shufflers, proprietary table game content and wide-area progressive systems. The Company’s casino-management technology solutions allow its customers to more effectively manage their operations using our wide range of marketing, data management and analysis, accounting, player tracking, security and other software applications and tools. Under its business-to-business model, the Company supports customers that include traditional land-based, riverboat, and Native American casinos, interactive, video lottery and central determination markets.

On August 1, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Scientific Games Corporation (“Scientific Games”), Scientific Games Nevada, Inc., a wholly owned subsidiary of Scientific Games (“Merger Sub”), and Scientific Games International, Inc., providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Scientific Games. Upon consummation of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Bally common stock will be automatically cancelled and converted into the right to receive $83.30 in cash, without interest. Consummation of the Merger is subject to customary conditions, including without limitation (i) the approval of the Merger Agreement by the Company’s stockholders, (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the HSR Act and (iii) the receipt of specified licenses, permits, and other approvals relating to Bally’s gaming operations. On August 20, 2014, the Company received notice of early termination of the waiting period under the HSR Act, and accordingly such condition has been satisfied. The Company will hold a special meeting of its stockholders on November 18, 2014 to vote on the approval of the Merger Agreement and certain other related matters described in the definitive proxy statement filed by the Company on October 20, 2014. The Merger will be financed with debt and cash on hand and Scientific Games has obtained committed debt financing for the transaction, which is not subject to a financing contingency. The Merger is currently expected to be completed prior to the end of calendar year 2014.

Principles of presentation and consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Bally Technologies, Inc., and its subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), include all adjustments necessary to fairly present the Company’s consolidated financial position, results of operations and cash flows for each period presented. All adjustments are of a normal, recurring nature. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations. The results of operations for an interim period are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014. References to specific U.S. GAAP within this report cite topics within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Actual results could differ from those estimates.

Business Combinations

The Company applies the provisions of ASC 805, Business Combinations, in the accounting for acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Significant estimates and assumptions are required to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable. These estimates are inherently uncertain and subject to refinement and typically include the calculation of an appropriate discount rate and projection of the cash flows associated with each acquired asset. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, deferred tax assets, deferred tax liabilities, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date and any adjustments to its preliminary estimates are recorded to goodwill if identified within the measurement period. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the unaudited condensed consolidated statements of operations.

Restructuring and acquisition-related costs

The Company recognizes a liability for restructuring and acquisition-related costs when the liability is incurred. Restructuring accruals are based upon management estimates at the time they are recorded. These estimates can change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded. The components of restructuring charges relate primarily to executive transition costs, inventory and fixed assets write-offs and non-cancelable lease costs related to excess facilities. There were no changes in the estimated original liability and restructuring liabilities were immaterial as of September 30, 2014. Severance- related charges were accrued when it is determined that a liability has been incurred, which is generally when individuals have been notified of their termination dates and expected severance payments. Acquisition-related costs included financial advisory, legal and debt fees; accounting, consulting, and professional fees associated with due diligence, valuation and integration; severance; and adjustments related to step-up in inventory basis and amortization of purchased intangible assets.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

All financial assets and liabilities are recognized or disclosed at fair value using a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

•                  Level 1:  quoted prices in active markets for identical assets or liabilities;

•                  Level 2:  inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•                  Level 3:  unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts reflected in the accompanying unaudited condensed consolidated balance sheets for cash equivalents, accounts and notes receivable, investment securities to fund jackpot liabilities, accounts payable, jackpot liabilities and long-term debt approximate their respective fair values. Cash equivalents and investment securities to fund jackpot liabilities have Level 1 inputs with values based on quoted market prices. Accounts and notes receivable and jackpot liabilities have Level 3 inputs and were valued using Discounted Cash Flows (“DCF”) incorporating expected future payment timing and current borrowing rates. Long-term debt has Level 2 inputs and was valued using DCF incorporating expected future payment timing and current borrowing rates.

The Company transacts business in various foreign currencies and has international sales and expenses denominated in foreign currencies, subjecting the Company to foreign currency risk. The Company enters into foreign currency forward contracts, generally with maturities of twelve months or less, to hedge recognized foreign currency assets and liabilities to reduce the risk that earnings and cash flows will be adversely affected by changes in foreign currency exchange rates.

As of September 30, 2014 and June 30, 2014, the following foreign currency contracts were outstanding:

•                  euro forward contracts for a total of $55.9 million and $60.0 million, respectively, or the notional equivalent of €44.0 million were outstanding;

•                  pound sterling forward contracts for a total of $8.9 million and $9.4 million, respectively, or the equivalent of £5.5 million were outstanding;

•                  Canadian dollar forward contracts for a total of $9.0 million and $12.6 million, respectively, or the equivalent of C$10.0 million and C$13.5 million, respectively, were outstanding; and

•                  Australian dollar forward contracts for a total of $41.9 million and $44.8 million, respectively, or the equivalent of A$49.0 million were outstanding.

The Company may use interest rate derivatives to manage the interest expense generated by variable rate debt and foreign currency derivatives to manage foreign exchange risk. The interest rate derivatives are accounted for as cash flow hedges. The foreign currency derivatives are not designated as accounting hedges and thus the gains or losses resulting from changes in the fair value of such forward contracts are reported in other income (expense) in the unaudited condensed consolidated statements of operations, and generally offset the gains and losses associated with the underlying foreign-currency-denominated balances, which are also reported in other income (expense).

Acquisition contingent consideration payable related to the earn-out payment for Dragonplay is dependent on exceeding certain earnings performance measurements (see Note 2 to the unaudited condensed consolidated financial statements, Business Combinations). The liability was valued with a Monte Carlo simulation model using expected performance of Dragonplay adjusted for projected volatility of 50%. Changes in the expected performance and volatility are the most significant assumptions and would result in directionally similar changes in the fair value. The fair value of the contingent consideration payable did not change during the three months ended September 30, 2014.

The Company’s derivative financial instruments and acquisition contingent consideration payable are measured at fair value on a recurring basis, and the balances were as follows:

	Fair Value Measurements Using Input Type
	Level 1	Level 2	Level 3
	(in 000s)
As of September 30, 2014:
Assets:
Other current assets:
Foreign currency derivative financial instrument	$—	$5,200	$—
Other assets, net:
Foreign currency derivative financial instrument	$—	$1,964	$—
Liabilities:
Accrued and other liabilities:
Interest rate derivative financial instrument	$—	$4,033	$—
Other liabilities:
Interest rate derivative financial instrument	$—	$10,568	$—
Acquisition contingent consideration payable	$—	$—	$10,000

As of June 30, 2014:
Assets:
Other current assets:
Foreign currency derivative financial instrument	$—	$111	$—
Liabilities:
Accrued and other liabilities:
Foreign currency derivative financial instrument	$—	$498	$—
Interest rate derivative financial instrument	$—	$4,334	$—
Other liabilities:
Interest rate derivative financial instrument	$—	$12,540	$—

The valuation techniques used to measure the fair value of the derivative financial instruments above in which the counterparties have high credit ratings, were derived from pricing models, such as discounted cash flow techniques, with all significant inputs derived from or corroborated by observable market data. The Company’s discounted cash flow techniques use observable market inputs, such as LIBOR-based yield curves and foreign currency forward rates. See Note 6 to the unaudited condensed consolidated financial statements, Long-Term Debt.

Accounting for Derivative Instruments and Hedging Activity

The Company assesses, both at the inception of each designated hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. The interest rate derivative instruments meet these requirements and are accounted for as cash flow hedges.

The impact of the cash flow hedge and non-designated foreign currency derivatives on the unaudited condensed consolidated financial statements is depicted below:

Cash Flow Hedging Relationship	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of Loss Recognized in Income on Derivative (Ineffective Portion)
	(in 000s)
For the three months ended September 30, 2014:
Interest rate swap agreement	$1,087	Interest expense	$(1,186)	Interest expense	$—
For the three months ended September 30, 2013:
Interest rate swap agreement	$(985)	Interest expense	$(1,284)	Interest expense	$—

	Amount of Gain (Loss) Recognized in Other Income (Expense)
	(in 000s)
Non-Designated Derivative	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013

Foreign Currency Forward Contracts	$7,715	$(1,429)

The pre-tax changes in other comprehensive income are as follows:

	Amount
	(in 000s)
Interest Rate Derivative Financial Instrument OCI Rollforward:	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
Beginning balance	$(16,874)	$(9,616)
Amount recognized in OCI on derivative	1,087	(985)
Amount reclassified from OCI into income	1,186	1,284
Unrealized loss on derivative financial instruments	$(14,601)	$(9,317)

The following tables reconcile the net fair values of assets and liabilities, subject to offsetting arrangements that are recorded in the unaudited condensed consolidated balance sheets:

	Offsetting of Derivative Assets
	Gross Amounts Not Offset in the Unaudited Condensed Consolidated Balance Sheets
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Unaudited Condensed Consolidated Balance Sheets	Net Amounts of Assets Presented in the Unaudited Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
	(in 000s)
As of September 30, 2014:
Foreign currency derivative financial instruments	$7,164	$—	$7,164	$—	$—	$7,164

As of June 30, 2014:
Foreign currency derivative financial instrument	$111	$—	$111	$(111)	$—	$—

	Offsetting of Derivative Liabilities
	Gross Amounts Not Offset in the Unaudited Condensed Consolidated Balance Sheets
Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Unaudited Condensed Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Unaudited Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
	(in 000s)
As of September 30, 2014:
Interest rate derivative financial instrument	$(14,601)	$—	$(14,601)	$—	$—	$(14,601)

As of June 30, 2014:
Foreign currency derivative financial instruments	$(498)	$—	$(498)	$111	$—	$(387)
Interest rate derivative financial instrument	$(16,874)	$—	$(16,874)	$—	$—	$(16,874)

Accounts and notes receivable and allowances for doubtful accounts

Accounts and notes receivable are stated at face value less an allowance for doubtful accounts. The Company generally grants customers credit terms for periods of 30 to 120 days, but may also grant extended payment terms to some customers for periods generally up to three years, with interest generally at market rates.

The Company evaluates the credit quality of its accounts and notes receivable and establishes an allowance for doubtful accounts based on a combination of factors including, but not limited to, customer collection experience, economic conditions, and the customer’s financial condition. In addition to specific account identification, which includes the review of any modifications of accounts and notes receivable, if applicable, the Company utilizes historic collection experience to establish an allowance for doubtful accounts. Receivables are written off only after the Company has exhausted all reasonable collection efforts.

Inventories

Inventories are stated at the lower of cost, determined on a first in, first out basis, or market. Cost elements included in work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Inventories consist of the following:

	September 30, 2014	June 30, 2014
	(in 000s)
Raw materials	$63,798	$56,940
Work-in-process	1,682	232
Finished goods	31,458	25,117
Total	$96,938	$82,289

The Company regularly reviews inventory quantities and updates estimates for the net realizable value of inventories to estimate potential excess or obsolete inventory. Our process includes examining the carrying values of new and used gaming devices, parts and ancillary equipment in comparison to the current fair market values for such equipment (less costs to sell or dispose). The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally one year or less. Additional factors involved in this analysis include the overall levels of our inventories, the costs required to sell the products, including refurbishment costs, importation costs for international shipments, and the overall projected demand for products once the next generation of products are scheduled for release. Demand for parts inventory is also subject to technical obsolescence.

The Company recorded inventory write-downs totaling $0.2 million and $1.5 million during the three months ended September 30, 2014 and 2013, respectively.

Revenue recognition

The Company’s revenue recognition policy is to record revenue when all of the following criteria have been satisfied:

•                  Persuasive evidence of an arrangement exists;

•                  The price or fee to the customer is fixed or determinable;

•                  Collectability is reasonably assured; and

•                  Delivery has occurred.

Revenues are reported net of incentive rebates, discounts, sales taxes and all other items of a similar nature. For products sold under arrangements with extended payment terms the probability of collection is evaluated based on a review of the customer’s credit worthiness and a review of historic collection experience on contracts with extended payment terms. As a result of such review, the Company recognizes revenue on extended payment term arrangements when the Company has determined that collectability is reasonably assured and the fee is considered fixed and determinable.

Products placed with customers on a trial basis are recorded as revenue once the trial period has ended, the customer has accepted the games, and all other revenue recognition criteria have been satisfied. The Company’s standard sales contracts do not contain right of return provisions and the Company has not experienced significant sales returns. Therefore, the Company has not recorded an allowance for sales returns. Amounts billed to customers prior to completing the earnings process are deferred until the revenue recognition criteria are satisfied.

Product Lease, Operation and Royalty Revenue.  Product lease, operation and royalty revenue is earned from the renting or leasing of tangible products and the licensing of intangible products. Product lease and operation revenue is derived from gaming operations, including the operation of linked progressive systems, the rental of EGMs, game content and the related systems placed with customers, and the lease of table game products, including automatic card shufflers, deck checkers and roulette chip sorters. Product royalty revenue is derived from gaming operations and table game products, including the licensing of proprietary table game content. Product lease and operation revenue is earned and recognized based on a share of money wagered, a share of the net winnings, or on a fixed daily or monthly rate. The fee entitles the customer to full use of the gaming equipment and includes maintenance, licensing of the game content software and connection to a linked progressive system, where applicable. In certain markets, the Company also charges a daily system connection fee for the customer to connect to a central determination system and/or back-office system. The Company does not consider these arrangements to have multiple revenue-generating activities as the services offered are a comprehensive solution in exchange for a fee and all of the products and services are delivered simultaneously. Product royalty revenue from table game products, including the licensing of proprietary table game content, is earned based on a fixed monthly rate. Product lease, operation and royalty revenue is recognized under general revenue recognition guidance as the deliverables provide the customer with rights to use tangible gaming devices and software that is essential to the functionality of the gaming devices.

Gaming Equipment and Systems Revenue

Gaming Equipment Revenue.  Gaming Equipment revenue is generated from the sale of EGMs, including up-front licensing rights to game content, table game products, including the sale of lifetime licenses to the Company’s proprietary table games, and parts and other ancillary equipment. Arrangements may also include sales of game content conversion kits that enable customers to replace game content without purchasing a new EGM. The recognition of revenue from product sales occurs as title and risk of loss have passed to the customer and all other revenue recognition criteria have been satisfied. Revenue is recorded for the sale of lifetime licenses, under which the Company has no continuing obligation, on the effective date of the license.

As the combination of game content software and the tangible EGMs and table game products function together to deliver the product’s essential functionality, revenue from the sale of EGMs and table game products is recognized under general revenue recognition guidance. Game content conversion kits are considered software deliverables and are recognized in accordance with software revenue recognition guidance.

Casino-Management Systems Revenue.  Systems revenue arrangements generally include a combination of casino-management systems software licenses, systems-based hardware products, maintenance and product support fees and professional services. The primary function of casino-management systems software licensed by the Company is aiding customers in more effectively running their businesses with marketing, data management and analysis, accounting, player tracking and security features.

Revenue for casino-management systems software and maintenance and product support fees is recognized under software revenue recognition guidance. Although the casino-management systems software and certain systems-based hardware products function together, the functionality of casino-management systems software is primarily derived from the software. The casino-management systems software is not essential to the functionality of the systems-based hardware products.

The Company licenses casino-management systems software on a perpetual basis or under time-based licenses. Revenue from perpetual license software is recognized at the inception of the license term provided all revenue recognition criteria have been satisfied. Revenue from maintenance and product support fees sold with perpetual licenses is recognized over the term of the support period. The Company’s time-based licenses are generally for twelve month terms and are bundled with software maintenance and product support fees. All revenue from such arrangements is recognized over the term of the license.

Systems-based hardware products include embedded software that is essential to the functionality of the hardware. Accordingly, revenue related to all systems-based hardware sales and related maintenance and product support fees are recognized under general revenue recognition guidance. Revenue from the sale of systems-based hardware is generally recognized upon delivery when title and risk of loss have passed to the customer and all other revenue recognition criteria are satisfied. However, in the case of arrangements involving a systems installation, revenue on the systems-based hardware is generally not recognized until the system has been installed and the customer has accepted the system. Hardware maintenance and product support fees are recognized on a straight-line basis over the term of the support period which is generally twelve months.

Software maintenance and product support provides customers with rights to unspecified software product upgrades, maintenance and patches released during the term of the support period. The Company’s software maintenance and product support arrangements are generally for twelve month periods. Software maintenance and product support is recognized on a straight-line basis over the term of the support period.

Multiple Element Arrangements.  The Company enters into revenue arrangements that may consist of multiple deliverables of its products and services. For example, customers may enter into arrangements with the Company for the implementation of casino-management systems, which will generally include a combination of casino-management systems software licenses, systems- based hardware products, maintenance and product support fees, and professional services. Certain gaming equipment arrangements may also include the sale of gaming devices and game content conversion kits.

Revenue arrangements with multiple deliverables are allocated to separate units of accounting if the deliverables meet both of the following criteria:

•                  The delivered items have value to the customer on a stand-alone basis. The items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis; and

•                  If the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the Company.

At the inception of a multiple element arrangement, fees under the arrangement are allocated to the non-software deliverables and to the software deliverables as a group based on their relative selling price. Software deliverables are further subject to separation and allocation based on software revenue recognition guidance as described in the following paragraph. When applying the relative selling price method, a hierarchy is used for estimating the selling price based first on vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) and finally management’s estimate of the selling price (“ESP”). Revenue for each unit of accounting is recognized when the relevant recognition criteria for each respective element has been met.

In allocating arrangement fees under the relative selling price hierarchy, the Company uses VSOE for all products that have been sold on a stand-alone basis. As TPE is generally not available, the Company uses ESP for products that are not sold on a stand-alone basis and for recently introduced products that are sold on a stand-alone basis but for which a history of stand-alone sales has not yet been developed. Following these guidelines, the Company uses either VSOE or ESP for EGMs, table game products, systems-based hardware products, maintenance and product support fees associated with perpetual licenses and professional services; and ESP for perpetual and time-based software licenses and maintenance and product support fees associated with time-based licenses.

The Company uses the residual method to recognize revenue allocated to software deliverables. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and is recognized as revenue. In arrangements in which the Company does not have VSOE of fair value of all undelivered software elements, revenue is deferred until delivery occurs or VSOE of fair value has been established for any remaining undelivered software elements. In the event the only undelivered software element is maintenance and product support for which VSOE of fair value does not exist, the revenue is recognized ratably over the maintenance and product support period.

The establishment of VSOE requires judgment as to whether there is a sufficient quantity of items sold on a stand-alone basis or substantive PCS contract renewals and whether the prices or PCS renewal rates demonstrate an appropriate level of concentration to conclude that VSOE exists. In determining ESP, management considers a variety of information including historic pricing and discounting practices, competitive market activity, internal costs, and the pricing and discounting practices of products sold in similar arrangements.

Recently adopted accounting pronouncements

On July 1, 2014, the Company adopted new accounting guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The new guidance was applied prospectively and had no impact on the Company’s consolidated results of operations, financial condition and cash flows.

On July 1, 2014, the Company adopted new accounting guidance requiring the release of cumulative translation adjustment into net income when an entity either sells a part or all of its investment in or no longer holds a controlling financial interest in a foreign entity. The new guidance was applied prospectively and had no impact on the Company’s consolidated results of operations, financial condition and cash flows.

On July 1, 2014, the Company adopted new accounting guidance that changes the threshold for reporting discontinued operations and adds new disclosures. The new guidance defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale. The guidance had no impact on the Company’s consolidated results of operations, financial condition and cash flows because there were no disposals of a component since July 1, 2014.

Recently issued accounting pronouncements not yet adopted

In May 2014, the FASB issued a comprehensive new revenue recognition standard that will supersede virtually all existing revenue guidance. Under the new standard, revenue will be recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The standard creates a five-step model that will generally require companies to use more judgment and make more estimates than under current guidance when considering the terms of contracts along with all relevant facts and circumstances. These include the identification of customer contracts and separating performance obligations, the determination of transaction price that potentially includes an estimate of variable consideration, allocating the transaction price to each separate performance obligation, and recognizing revenue in line with the pattern of transfer. The standard also requires extensive additional disclosures to provide greater insight into revenues recognized and deferred, including quantitative and qualitative information about significant judgments and changes in those judgments made to determine the timing and amount of revenues recognized.

The standard will be effective for the Company in its fiscal year 2018 first quarter. The standard allows for adoption under either “full retrospective” in which prior periods presented are recast under the new guidance or “modified retrospective” in which it would be applied only to the most current period presented along with a cumulative-effect adjustment at the date of adoption. The Company is currently evaluating the impact that this standard will have on our financial statements.

In August 2014 the FASB issued new guidance regarding the Company’s responsibility for disclosure of uncertainties about an entity’s ability to continue as a going concern. The provisions state that the Company should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued. If conditions or events are identified, such should be disclosed with the Company’s plans to respond to the conditions or events. The standard will be effective for the Company in its fiscal year 2017 and is not expected to have a significant impact the Company’s financial statements or disclosures.

The Company believes there is no additional new accounting guidance adopted but not yet effective that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which, if and when enacted, may have a significant impact on its financial reporting.

2.                                      BUSINESS COMBINATIONS

SHFL entertainment, Inc.

On November 25, 2013, the Company completed the acquisition of 100% of the outstanding common stock of SHFL entertainment, Inc. (“SHFL”) for total purchase consideration of $1.38 billion (the “Acquisition”). The Acquisition was funded primarily from proceeds of a new Term Loan B and borrowings from the Company’s existing Revolving Credit Facility (see Note 6 to the unaudited condensed consolidated financial statements, Long-Term Debt). The Acquisition has provided the Company with a more diversified suite of products and has increased its product development talent. Additionally, the Acquisition has achieved synergies, including, but not limited to, cost savings from economies of scale, more efficient supply chain and distribution channels and the acceleration of revenue through greater access to international markets.

The total purchase consideration for SHFL was as follows:

(in 000s)
Total purchase price for SHFL common stock (56,626 shares at $23.25 per share)	$1,316,554
Payments in respect of SHFL stock options, restricted shares, restricted share units and restricted share performance units	46,099
Repayments of SHFL debt and other obligations	19,752
Total purchase consideration	$1,382,405

The Acquisition was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. The excess of the purchase price over those fair values was recorded as goodwill, none of which is deductible for tax purposes. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of SHFL.

The information below reflects preliminary allocation of the purchase price based on assumptions and estimates related to fair value that are subject to change as additional information may become available during the respective measurement periods (up to one year from the acquisition date). In particular, the Company is still evaluating the fair value of certain tangible and intangible assets and finalizing the accounting for income taxes.

(in 000s)
Current assets	$172,217
Property, plant and equipment	31,409
Leased gaming equipment	34,647
Goodwill	824,185
Purchased intangible assets	510,627
Other assets	10,662
Total assets	1,583,747
Current liabilities	37,977
Deferred income tax liabilities	160,309
Other long-term liabilities	3,056
Total liabilities	201,342
Net assets acquired	$1,382,405

Receivables acquired of $63.9 million (including approximately $16.1 million of trade receivables with contract terms greater than one year and $4.3 million of lease receivables) were valued at their fair value utilizing Level 3 inputs, which fair value approximates the gross contractual amounts receivable.

Inventory acquired totaling $41.0 million was valued at fair value utilizing Level 2 inputs based on model-based valuations for which all significant inputs and value drivers are observable.

The following table summarizes acquired tangible and intangible assets. These values are preliminary and may change as the purchase price allocation is finalized.

	Useful Life (Years)	Estimated Fair Value
		(in 000s)
Property, plant and equipment
Land	Indefinite	$4,673
Buildings and leasehold improvements	5 - 40	17,750
Furniture, fixtures and equipment	3 - 7	8,986
Property, plant and equipment		$31,409
Leased gaming equipment
Leased gaming equipment	3 - 5	$34,647

The fair value of property, plant and equipment and leased gaming equipment was determined using market data for similar assets (Level 2).

	Useful Life (Years)	Estimated Fair Value
		(in 000s)
Purchased intangible assets
Computer Software	2 - 3	$2,669
License Rights	12	1,958
Core technology and content(1)	4 - 18	456,000
Customer relationships	7	43,000
Trademark	5	7,000
Intangible assets		$510,627

(1)                                 Includes $46 million of in-process research and development (“IPR&D”) assets that are not yet subject to amortization until they reach commercial feasibility.

Included in core technology and content above, EGMs and table game products content and IPR&D assets were valued using the multi-period excess earnings method, a form of the income approach (Level 3). This method calculates the value based on the risk-adjusted present value of the cash flows specific to the content and products, allowing for a reasonable return. The discount rates utilized to estimate the fair value of these intangible assets ranged from 8.5% to 11.0%.

Trademark and core technology for the EGM and Electronic Table System (“ETS”) operating systems, and table game products were valued using the relief-from-royalty method, a form of the income approach (Level 3). The relief-from-royalty method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be payable as royalties or license fees on revenues earned through the use of the asset. The royalty rate is based on an analysis of empirical, market-derived royalty rate for similar assets. The royalty rates and discount rates utilized to estimate the fair value of these intangible assets ranged from 3% to 15%, and 9.5% to 15%, respectively.

The customer relationships were valued using a with-or-without method, a form of the income approach (Level 3). In this method, fair value is measured by the lost profits associated with the period of time necessary to reacquire the customers. The method involves a comparison of the cash flows assuming as if the customer relationships were in place versus as if the customer relationships were to be created “from scratch”. Cash flows attributable to the customer relationships were discounted at a rate of 10.5%.

The following table includes unaudited pro forma consolidated financial information assuming the Acquisition occurred as of July 1, 2012. The pro forma financial information is for information purposes only and does not necessarily represent the results that may occur in the future. The pro forma amounts include the historical operating results of the Company and SHFL prior to the Acquisition, with adjustments directly attributable to the Acquisition. The pro forma results include increases to depreciation and amortization expense based on the purchased intangible assets and the step-up in basis associated with tangible assets acquired, increases to cost of gaming equipment and systems related to the step-up in basis associated with inventory as well as increases to interest expense, related to debt issued to fund the Acquisition.

Also reflected in the quarter ended September 30, 2013 are adjustments for the removal of acquisition-related costs of $11.2 million. All adjustments utilize an effective tax rate of 35.5%.

Three Months Ended September 30, 2013 (in 000s, except per share amounts)
Revenues	$323,059
Net income attributable to Bally Technologies, Inc.	$33,766
Basic earnings per share	$0.88
Diluted earnings per share	$0.86

Dragonplay, Ltd.

On July 1, 2014, the Company completed the acquisition of 100% of Dragonplay Ltd. (“Dragonplay”), an online social casino company headquartered in Tel Aviv, Israel. The Company funded the transaction from cash on hand and proceeds from the Revolving Credit Facility. This acquisition establishes the Company’s position in social gaming and provides added distribution channels for the Company’s slot and table game content.

Total initial consideration included $51.3 million cash plus $34.9 million for net working capital. Additional earn-out consideration and employee retention payments, not to exceed $48.7 million, may be due over the following 18 months subject to achievement of certain financial performance targets.

The Company utilized the Monte Carlo simulation model to estimate the fair value of the earn-out consideration of $10.0 million.

The total purchase consideration for Dragonplay was preliminarily allocated as follows:

(in 000s)
Tangible assets	$37,792
Goodwill (non-deductible for tax purposes)	33,062
Purchased intangible assets	34,100
Liabilities	(8,730)
Net assets acquired	$96,224

Goodwill pertains to Dragonplay assembled workforce.Intangible assets relate primarily to core technology and content that will be amortized over 5 years.

The financial results for Dragonplay have been included in our unaudited condensed consolidated financial statements since the date of acquisition and acquisition-related expenses recorded in selling, general and administrative expense were $0.4 million for the three months ended September 30, 2014. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our prior period consolidated financial results.

3.                                      EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the additional dilution from all potentially dilutive securities. The following computation of basic and diluted earnings per share applicable to the Company’s common stock is as follows:

	Three Months Ended September 30,
	2014	2013
	(in 000s, except per share amounts)

Net income attributable to Bally Technologies, Inc.	$28,845	$37,784

Weighted average shares outstanding	37,796	38,381
Dilutive effect of:
Stock options, Restricted Stock Units (“RSU”) and restricted stock	470	710
Weighted average diluted shares outstanding	38,266	39,091

Basic and diluted earnings per share attributable to Bally Technologies, Inc.
Basic earnings per share	$0.76	$0.98

Diluted earnings per share	$0.75	$0.97

4.                                    ACCOUNTS AND NOTES RECEIVABLE

The Company has one portfolio segment, the gaming industry customer, and four classes of receivables including its trade receivables with a contract term less than one year, trade receivables with a contract term greater than one year, sales-type leasing arrangements, and notes receivable, which are related to development financing loans. Trade receivables with contract terms greater than one year relate to the sale of gaming equipment and systems transactions, and are generally collateralized by the related equipment sold, although the value of such equipment, if repossessed, may be less than the receivable balance outstanding. Sales-type leasing arrangements relate to gaming equipment and include options to purchase the gaming equipment at the end of the lease term at established prices. Customers with sales-type leasing arrangements typically have a long-standing credit history with the Company.

The Company’s accounts and notes receivable were as follows:

	Accounts and Notes Receivable as of September 30, 2014			Accounts and Notes Receivable as of June 30, 2014
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$217,041	$12,049	$204,992	$224,580	$8,963	$215,617

Contract term greater than one year:
Trade receivables, current	77,290	58,141	19,149	90,663	72,685	17,978
Trade receivables, noncurrent	28,542	11,547	16,995	26,688	9,469	17,219
	105,832	69,688	36,144	117,351	82,154	35,197

Lease receivables, current	5,469	5,469	—	7,965	7,965	—
Lease receivables, noncurrent	2,321	2,321	—	12,403	12,403	—
	7,790	7,790	—	20,368	20,368	—

Notes receivable, current	6,592	6,592	—	5,717	5,717	—
Notes receivable, noncurrent	13,625	13,625	—	12,167	12,167	—
	20,217	20,217	—	17,884	17,884	—

Total current	306,392	82,251	224,141	328,925	95,330	233,595
Total noncurrent	44,488	27,493	16,995	51,258	34,039	17,219
Total	$350,880	$109,744	$241,136	$380,183	$129,369	$250,814

The activity related to the allowance for doubtful accounts for the quarter ended September 30, 2014 is summarized below:

	Allowance for Doubtful Accounts
	Beginning Balance as of June 30, 2014	Charge- offs	Recoveries	Provision	Ending Balance as of September 30, 2014	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$(4,971)	$314	$—	$(1,926)	$(6,583)	$(3,993)	$(2,590)

Contract term greater than one year:
Trade receivables, current	(9,835)	544	1,264	(1,931)	(9,958)	(8,809)	(1,149)
Trade receivables, noncurrent	(929)	84	119	(183)	(909)	—	(909)
	(10,764)	628	1,383	(2,114)	(10,867)	(8,809)	(2,058)

Lease receivables, current	—	—	—	—	—	—	—
Lease receivables, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Notes receivable, current	—	—	—	—	—	—	—
Notes receivable, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Total current	(14,806)	858	1,264	(3,857)	(16,541)	(12,802)	(3,739)
Total noncurrent	(929)	84	119	(183)	(909)	—	(909)
Total	$(15,735)	$942	$1,383	$(4,040)	$(17,450)	$(12,802)	$(4,648)

The activity related to the allowance for doubtful accounts for the quarter ended September 30, 2013 is summarized below:

	Allowance for Doubtful Accounts
	Beginning Balance as of June 30, 2013	Charge- offs	Recoveries	Provision	Ending Balance as of September 30, 2013	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$(4,505)	$24	$—	$321	$(4,160)	$(1,224)	$(2,936)

Contract term greater than one year:
Trade receivables, current	(10,308)	3	560	(367)	(10,112)	(7,712)	(2,400)
Trade receivables, noncurrent	(1,764)	10	—	(615)	(2,369)	(655)	(1,714)
	(12,072)	13	560	(982)	(12,481)	(8,367)	(4,114)

Lease receivables, current	—	—	—	—	—	—	—
Lease receivables, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Notes receivable, current	—	—	—	—	—	—	—
Notes receivable, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Total current	(14,813)	27	560	(46)	(14.272)	(8,936)	(5,336)
Total noncurrent	(1,764)	10	—	(615)	(2,369)	(655)	(1,714)
Total	$(16,577)	$37	$560	$(661)	$(16,641)	$(9,591)	$(7,050)

Gaming is a highly regulated industry requiring customers to obtain a gaming operator’s license and verify with the applicable regulatory agency that they have the financial resources to operate a gaming establishment. Many of the Company’s customers, including new casinos that have opened in recent years, are owned by existing multi-property customers that have established a favorable payment history with the Company. Customer accounts typically include a mix of trade receivables balances with terms for periods of 30 to 120 days and financing receivables resulting from extended payment terms.

The Company monitors the credit quality of its accounts receivable by reviewing an aging of customer invoices. Invoices are considered past due if a scheduled payment is not received within agreed upon terms. The Company’s notes receivable are reviewed quarterly, at a minimum, for impairment. The Company also reviews a variety of other relevant qualitative information such as collection experience, economic conditions and specific customer financial conditions to evaluate credit risk in recording the allowance for doubtful accounts or as an indicator of an impaired loan.

The Company accrues interest, if applicable, on its accounts and notes receivables pursuant to the terms of the agreement. Interest is not accrued on past due accounts and notes receivable, or individual amounts that the Company has determined and specifically identified as not collectible.

The following summarizes the aging of past due receivables, excluding trade accounts receivable with a contract term less than one year, as of September 30, 2014:

	1 to 90 Days Past Due	91 to 180 Days Past Due	181 + Days Past Due	Total Past Due	Current	Total Receivable	Recorded Investment in Receivables on Nonaccrual Status	Recorded Investment 90 Days and Accruing
	(in 000s)
Trade receivables	$5,420	$2,263	$7,566	$15,249	$90,583	$105,832	$15,249	$—
Lease receivables	—	—	—	—	7,790	7,790	—	—
Notes receivable	—	—	—	—	20,217	20,217	—	—
Total	$5,420	$2,263	$7,566	$15,249	$118,590	$133,839	$15,249	$—

The following summarizes the aging of past due receivables, excluding trade accounts receivable with a contract term less than one year, as of June 30, 2014:

	1 to 90 Days Past Due	91 to 180 Days Past Due	181 + Days Past Due	Total Past Due	Current	Total Receivable	Recorded Investment in Receivables on Nonaccrual Status	Recorded Investment 90 Days and Accruing
	(in 000s)
Trade receivables	$7,862	$2,178	$8,102	$18,142	$99,209	$117,351	$18,142	$—
Lease receivables	—	—	—	—	20,368	20,368	—	—
Notes receivable	—	—	—	—	17,884	17,884	—	—
Total	$7,862	$2,178	$8,102	$18,142	$137,461	$155,603	$18,142	$—

The aging of customer invoices and note balances are based on contractually agreed upon payment terms, which in certain rare circumstances have been modified from the original financing terms. The modification of original financing terms are infrequent and generally do not represent a concession as they result only in a delay of payment that is typically insignificant to total trade, lease and notes receivable balances.

The Company has provided development financing to certain customers in the form of notes receivable. There were no significant modifications of notes receivable during the periods presented.

Impairment is recognized when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a note arrangement. There were no recorded investments in impaired loans as of September 30, 2014 and June 30, 2014.

The fair value of accounts and notes receivable, net, is estimated by discounting expected future cash flows using current interest rates at which similar loans would be made to borrowers, with similar credit ratings and remaining maturities. As of September 30, 2014 and June 30, 2014, the fair value of the accounts and notes receivable, net, approximated the carrying value.

5.                                      GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill for the three months ended September 30, 2014 are as follows:

(in 000s)
Balance at June 30, 2014	$1,003,377
Acquisition of Dragonplay	33,062
Foreign currency translation adjustment	(19,764)
Balance at September 30, 2014	$1,016,675

Intangible Assets

		September 30, 2014			June 30, 2014
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(dollars in 000s)
Computer software	2 - 5	$54,848	$(40,315)	$14,533	$51,392	$(39,229)	$12,163
License rights	3 - 13	16,006	(11,526)	4,480	16,108	(10,921)	5,187
Trademarks	5 - 10	12,006	(3,584)	8,422	9,430	(3,104)	6,326
Core technology and content	4 – 18(1)	504,297	(63,362)	440,935	487,473	(51,790)	435,683
Customer relationships	7	43,410	(5,429)	37,981	43,572	(3,737)	39,835
Contracts	2 - 10	10,943	(10,686)	257	10,943	(10,651)	292
Other intangibles	3 - 5	2,268	(434)	1,834	2,187	(928)	1,259
Total finite lived intangible assets		$643,778	$(135,336)	$508,442	$621,105	$(120,360)	$500,745
Trademark	indefinite	7,500	—	7,500	7,500	—	7,500
Total		$651,278	$(135,336)	$515,942	$628,605	$(120,360)	$508,245

(1)                                 Includes $46 million of in-process research and development assets that are not yet subject to amortization until they reach commercial feasibility.

Finite-lived intangible assets are amortized on a straight-line method. Total amortization expense related to finite lived intangible assets was $17.4 million and $2.1 million for the three months ended September 30, 2014 and 2013, respectively, which included computer software amortization expense of $1.5 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively.

The weighted average life of the Company’s total finite-lived intangible assets is approximately 9 years, which includes average lives of approximately 10 years for core technology and content and approximately 6 years for customer relationships. The Company’s indefinite-lived intangible asset of approximately $7.5 million was for one-time consideration given for a perpetual, worldwide license for the use of the Bally trademark in connection with the Company’s business.

Future amortization of finite lived intangible assets is scheduled as follows:

Year Ended June 30,	(in 000s)
2015 (remaining nine months of fiscal year)	$54,305
2016	70,788
2017	68,643
2018	67,143
2019	50,273
Thereafter	197,290
Total	$508,442

6.                                      LONG-TERM DEBT

	September 30,	June 30,
	2014	2014
	(in 000s)
Revolving credit facility	$735,000	$770,000
Term loan A	332,500	340,000
Term loan B, net of discounts of $6,900 and $7,189, respectively	813,457	815,239
Other, generally unsecured	113	179
Long-term debt	1,881,070	1,925,418
Less current maturities	(38,399)	(38,465)
Long-term debt, net of current maturities	$1,842,671	$1,886,953

As of September 30, 2014 and June 30, 2014, there was approximately $335 million and $300 million, respectively, of undrawn availability under the Revolving Credit Facility. Availability under the Revolving Credit Facility is reduced to the extent of outstanding letters of credit.

On April 19, 2013, the Company amended and restated its existing credit agreement (the “Amended and Restated Credit Agreement”) that provides for a five-year $1.07 billion senior secured credit facility comprised of a $370 million term loan (“Term Loan A”) and a $700 million revolving credit facility, including a $50 million sublimit for the issuance of standby letters of credit, a $10 million sublimit for swingline loans and a $150 million sublimit for multicurrency borrowings approved under the credit facility (the “Secured Credit Facility”).

On November 25, 2013, the Company completed the Acquisition and entered into Term Loan B with an aggregate principal amount of $1.1 billion. The Company capitalized debt issuance costs of $22.5 million associated with the Term Loan B, of which $10.5 million were recorded as a discount to long-term debt and $12.0 million were recorded as other assets, net.

On May 27, 2014, the Company entered into an incremental joinder agreement and Amendment No. 2 (the “Second Amendment”) to its Amended and Restated Credit Agreement. The Second Amendment increased the borrowing capacity of the Revolving Credit Facility by $370 million, extended the maturity date of Term Loan A and Revolving Credit Facility to May 27, 2019, and revised the leverage-based pricing grid. As a result of the Second Amendment, the Company wrote-off net debt issuance costs of $0.2 million.

In May 2014, the Company made a payment of $270 million on the Term Loan B. As a result of the payment, the Company wrote-off related net debt issuance costs of $4.7 million and discount to long-term debt of $2.4 million to other expense.

Term Loan A requires quarterly principal payments of $7.5 million from June 2014 through March 2016; and $5.0 million from June 2016 until the Term Loan A’s maturity in May 2019, when the remaining outstanding principal balance of $227.5 million is due. Term Loan B requires quarterly principal payments equal to $2.1 million until its maturity in November 2020, when the remaining outstanding principal balance of $770.6 million is due.

As of September 30, 2014 and June 30, 2014, the interest rate on the Revolving Credit Facility was 2.15%, the interest rate on the Term Loan A was 3.51% and 3.65%, respectively, and the interest rate on the Term Loan B was 4.25%, after giving effect to the floating-to-fixed interest rate swaps.

The Amended and Restated Credit Agreement is collateralized by substantially all of the Company’s domestic assets and is guaranteed by each of its domestic subsidiaries, excluding any noncontrolling interests, and is secured by a pledge agreement.

The fair value of long-term debt is estimated by discounting expected cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. As of September 30, 2014 and June 30, 2014, the fair value of long-term debt approximated the carrying value.

The Amended and Restated Credit Agreement contains a number of covenants that, among other things, restrict the Company’s ability and certain of its subsidiaries to dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends or make other distributions, enter into certain acquisitions, repurchase equity interests or subordinated indebtedness, issue or sell equity interests of our subsidiaries, engage in mergers or acquisitions or certain transactions with subsidiaries and affiliates, and otherwise restrict corporate activities.

The financial covenants under the Amended and Restated Credit Agreement consist of a leverage ratio and an interest coverage ratio. The leverage ratio is computed as total debt outstanding at the end of the quarter divided by the trailing twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding certain cash and non-cash charges. The interest coverage ratio is computed as EBITDA for the trailing twelve months divided by the trailing twelve months of interest charges.

A breach of any of the covenants or the inability to comply with the required financial ratios could result in a default under the Amended and Restated Credit Agreement. In the event of any such default, the lenders could elect to declare all borrowings outstanding under the Amended and Restated Credit Agreement, together with any accrued interest and other fees, to be due and payable. If the Company was unable to repay the indebtedness upon its acceleration, the lenders could proceed against the underlying collateral. The Company was in compliance with the Amended and Restated Credit Agreement covenants as of September 30, 2014 and June 30, 2014.

Interest Rate Swap Agreements

Effective June 2011, the Company entered into a floating-to-fixed rate swap agreement with a maturity date of May 13, 2016 to fix a portion of the floating LIBOR-based debt under the Secured Credit Facility to fixed-rate debt at an interest rate of 2.09% (plus applicable margin). In October 2013, the Company entered into an additional floating-to-fixed rate swap agreement with a maturity of June 30, 2018 to fix an additional portion of the floating LIBOR-based debt of the Secured Credit Facility to fixed-rate debt at an interest rate of 2.04% (plus applicable margin). The interest swaps have accreting and subsequently amortizing notionals in order to hedge the targeted amount of debt over the life of the swaps. In January 2014, the Company entered into an additional floating-to-fixed rate swap agreement with a maturity of June 30, 2020 to fix an additional portion of the floating LIBOR-based debt of the Secured Credit Facility to fixed-rate debt at an interest rate of 3.00% (plus applicable margin) for $450 million of such debt, without any accreting or amortizing features. At September 30, 2014 and June 30, 2014, the swap agreements had notional values of $232.5 million and $240.0 million of active swaps and $550.0 million and $550.0 million of forward starting swaps, respectively.

The Company has documented and designated the interest rate swaps as cash flow hedges. Based on the assessment of effectiveness using statistical regression, the Company determined that the interest rate swaps are effective. Effectiveness testing of the hedge relationships and measurement to quantify ineffectiveness is performed each fiscal quarter using the hypothetical derivative method. As the interest rate swaps qualify as cash flow hedges, the Company adjusts the cash flow hedges on a quarterly basis to their fair values with a corresponding offset to accumulated Other Comprehensive Income (“OCI”) for all effective amounts and interest expense for all ineffective amounts. The interest rate swaps have been and are expected to remain highly effective for the life of the hedges. Effective amounts are reclassified to interest expense as the related hedged expense is incurred. As of September 30, 2014 and June 30, 2014, the Company had no ineffectiveness on its cash flow hedges. Amounts related to the swaps expected to be reclassified from OCI to interest expense in the next twelve months total $4.0 million. Additional information on the Company’s interest rate swaps as of September 30, 2014 is as follows:

Interest Rate Derivative Financial Instruments	Balance Sheet Location	Fair Value (in 000s)	Location of Offsetting Balance
Cash flow hedges	Accrued and other liabilities	$4,033
	Other liabilities	10,568
		$14,601	Accumulated other comprehensive income (before income taxes)

7.                                      SHARE-BASED COMPENSATION

Employee Stock Purchase Plan

The 2008 Employee Stock Purchase Plan (the “2008 ESPP”) provides that eligible employees are able to contribute up to 10% of their eligible earnings towards the quarterly purchase of the Company’s common stock. The employee’s purchase price is equal to 85% of the fair market value. During the three months ended September 30, 2014 and 2013, employees purchased 12,331 shares and 12,259 shares of common stock for approximately $0.8 million and $0.8 million, respectively, under the 2008 ESPP.

Share-Based Award Plans

Stock option activity as of and for the three months ended September 30, 2014 is summarized below:

		Weighted Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
	(in 000s)	(per share)	(years)	(in 000s)
Balance outstanding as of June 30, 2014	783	$28.51		$29,150
Granted	—	—
Exercised	(122)	26.39
Forfeited or expired	(28)	40.93
Balance outstanding as of September 30, 2014	633	$28.35	2.06	$33,134
Exercisable as of September 30, 2014	578	$27.32	1.88	$30,836

Restricted stock and RSU activity as of and for the three months ended September 30, 2014 is summarized below:

	Restricted Stock	Weighted Average Grant Date Fair Value	RSUs	Weighted Average Grant Date Fair Value
	(in 000s)	(per share)	(in 000s)	(per share)
Balance outstanding as of June 30, 2014	583	$56.22	119	$56.08
Granted	5	69.21	1	64.93
Vested	(46)	43.22	—	—
Forfeited or expired	(36)	47.77	(40)	45.83
Balance outstanding as of September 30, 2014	506	$58.15	80	$61.21

Share-Based Compensation

The following table presents share-based compensation expense and related effect of the income tax benefit included in the Company’s unaudited condensed consolidated statements of operations:

	Three Months Ended September 30,
	2014	2013
	(in 000s)
Selling, general and administrative	$2,737	$2,389
Research and development costs	1,109	1,044
Cost of gaming equipment and systems and gaming operations	34	29
Share-based compensation expense before tax	3,880	3,462
Income tax benefit	1,358	1,212
Net share-based compensation expense	$2,522	$2,250

As of September 30, 2014, there was $0.4 million of total unrecognized compensation expense related to the unvested portion of stock options which will be recognized over the subsequent 1.15 years. In addition, as of September 30, 2014, there was $26.9 million of total unrecognized compensation expense related to the unvested portion of restricted stock and RSUs which will be recognized over the subsequent 1.95 years.

8.                                      STOCKHOLDERS’ EQUITY

Share Repurchase Plan

The Company’s Board of Directors have approved a variety of share repurchase plans under which, subject to price and market conditions, purchases of shares can be made from time to time in the open market or in privately negotiated transactions using available cash.

On April 24, 2013, the Company’s Board of Directors approved a $300 million share repurchase program which replaced the existing repurchase program at the time of approval.

On April 24, 2013, the Company entered into an accelerated share repurchase agreement (“ASR Program”) with J.P. Morgan Securities LLC (“JPMorgan”) under which it paid JPMorgan $150 million and received an initial delivery of 2.3 million shares, which shares represented 85% of the ASR Program’s value at a price of $54.27 per share. Shares representing the remaining 15% of the ASR Program’s value were delivered at maturity of the ASR Program, with the final number of shares repurchased based on the volume-weighted average price of the Company’s common stock during the repurchase period, less an agreed upon discount and adjusted for the initial share delivery. The ASR Program settled on September 27, 2013 with the delivery of an additional 27,344 shares. The volume-weighted average price during the repurchase period was $63.11 per share.

The ASR Program was originally accounted for as two separate transactions: (a) as shares of common stock acquired in a share repurchase transaction and (b) as a forward contract indexed to the Company’s common stock. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net earnings per share from the effective date of the ASR Program. The Company determined that the forward contract indexed to its common stock met all of the applicable criteria for equity classification. As such, the Company recorded the $150 million of shares repurchased as a purchase of treasury stock of $127.5 million and a forward contract included in additional-paid-in-capital of $22.5 million as of June 30, 2013. On September 27, 2013, the forward contract was settled.

During the three months ended September 30, 2014, the Company repurchased 0.4 million shares of common stock for $23.6 million, under the share repurchase plan. There were no repurchases made under the share repurchase plan for the three months ended September 30, 2013. As of September 30, 2014, $78.9 million remained available under the plan for repurchase in future periods.

9.                                      INCOME TAXES

The provision for income taxes for interim periods is based on the current estimate of the annual effective tax rate expected to be applicable for the full fiscal year and the impact of discrete items, if any, and is adjusted as necessary for quarterly events. The effective income tax rate was 35.9% and 29.9% for the three months ended September 30, 2014 and 2013, respectively. The increase in the effective income tax rate for the three months ended September 30, 2014, when compared to the same period in 2013, is primarily attributable to the IRS settlement in the three months ended September 30, 2013 discussed below.

The IRS commenced examination of the Company’s United States federal income tax returns for 2006 through 2009 during fiscal year 2011. The IRS completed its field examination of the open tax years and issued a Revenue Agent’s Report in January 2012. The Company filed a formal protest regarding certain unagreed adjustments in March 2012 and the case was assigned to the IRS Appeals Office in Laguna Niguel, California.  In June 2013, the Company agreed to settle all remaining issues with the IRS. Formal closure of the case occurred in July 2013 and the Company has received a refund from the IRS of $7.7 million, including $0.6 million in interest. As a result, the Company recognized a reduction to unrecognized tax benefits and a corresponding reduction of income tax provisions of approximately $3.6 million in the three months ended September 30, 2013.

The IRS commenced examination of the Company’s United States federal income tax return for 2012 during fiscal year 2014. The Company files numerous consolidated and separate income tax returns in the United States and various state and foreign jurisdictions. In addition to the IRS examination above, the Company is currently under examination in certain states and foreign jurisdictions. With few exceptions, the Company is no longer subject to United States federal, state and local, or foreign income tax examinations for years before fiscal 2009.

As of September 30, 2014, the Company has $9.9 million related to uncertain tax positions, excluding related accrued interest and penalties, $9.8 million of which, if recognized, would impact the effective tax rate. As of September 30, 2014, the Company has $0.4 million accrued for the payment of interest and penalties.

It is reasonably possible that the Company’s amount of unrecognized tax benefits may decrease within the next twelve months by up to $5.0 million.

10.                               COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company is involved in various legal proceedings and other matters that are complex in nature and have outcomes that are difficult to predict. The Company records accruals for such contingencies to the extent that the Company concludes that it is probable that a loss will be incurred and the amount of loss can be reasonably estimated. No estimate of the reasonably possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described below because the inherently unpredictable nature of legal proceedings may be affected by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery or other material legal proceedings are incomplete; (iii) the proceeding is in its early stages and there is insufficient information available to assess the viability of the stated grounds; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; or (vi) the trier of fact is granted latitude by applicable law to apply judgment. Our assessment of each matter may change based on future unexpected events. An unexpected adverse judgment in any pending litigation could cause a material impact on our business operations, gaming licenses, intellectual property, results of operations or financial position. Unless otherwise expressly stated, the Company believes costs associated with litigation will not have a material impact on its financial position or liquidity, but may be material to the results of operations in any given period. The Company assumes no obligation to update the status of pending litigation after the date of this Quarterly Report on Form 10-Q, except as may be required by applicable law, statute or regulation.

Macau SHFL FUSION Hybrid Table Games Patent Issue.  In June 2009, customs officials from Macau SAR seized a SHFL FUSION Hybrid Table Game unit displayed by SHFL entertainment (Asia) Limited (“SHFL Asia”) at the G2E Asia Gaming Show. This seizure related to a claim by Jay Chun (“Chun”) of alleged patent infringement. In October 2009, the Office of the Public Prosecutor dismissed the investigation after a series of appeals and procedural developments. Chun appealed to the Investigation Judge, which proceedings were dismissed. From this decision, Chun appealed to the Macau Second Instance Court, which remanded the matter to the Investigation Court “Tribunal de Instrução Criminal” for further proceedings. A Trial Hearing of this matter concluded in July 2013, with the acquittal of SHFL Asia and a finding of no patent infringement. On July 29, 2013, Chun appealed the acquittal to the Macau Second Instance Court. The Company believes that it has meritorious defenses and intends to continue to vigorously defend this matter.

In May 2012, Chun along with Natural Noble Limited (“Natural Noble”), a company controlled by Paradise Entertainment and ultimately controlled by Chun (collectively, the “Natural Noble Plaintiffs”), obtained an ex parte decision from a Macau court allegedly enjoining one of our subsidiaries. The injunction was requested and ordered against an alleged Australian entity named Shuffle Master Asia Limited, which entity does not exist. The injunction sought to prevent SHFL Asia from displaying any products that infringe the Natural Noble Plaintiffs’ patents during the 2012 G2E Asia Gaming Show, even though the decision did not specify which of SHFL Asia’s products displayed at the G2E Asia Gaming Show would allegedly infringe such patents. After initially agreeing with Macau customs officials’ request to cover the SHFL FUSION Hybrid Table Game unit, SHFL Asia received court approval to post a bond of approximately $0.1 million to enable SHFL Asia to display the SHFL FUSION Hybrid Table Game unit at the G2E Asia Gaming Show. In February 2013, SHFL Asia submitted arguments of appeal contesting the decision to grant the injunction to the Macau Second Instance Court. The Court dismissed the appeal on July 18, 2013 based on the fact that SHFL Asia is not the entity against which the injunction was granted, but rather the injunction was granted against the non-existent Australian entity. Therefore, the Court found that SHFL Asia did not have procedural standing to appeal the decision. Several appeals have been heard since. The Company believes that it has meritorious claims and intends to continue to vigorously pursue the matter.

In June 2012, the Natural Noble Plaintiffs and LT Game Limited, a company controlled by Paradise Entertainment (collectively, the “LT Game Plaintiffs”), filed a writ of summons with a Macau court seeking monetary damages and other civil relief as a result of the alleged infringement of the Natural Noble Plaintiffs’ patents by SHFL Asia and SHFL at the 2012 G2E Asia Gaming Show. A trial date has not yet been set for this matter. The Company believes that it has meritorious defenses, has submitted its defenses and counterclaims in this matter and intends to continue to vigorously defend this matter.

In October 2012, SHFL Asia filed a lawsuit with a Macau court against the LT Game Plaintiffs and Paradise Entertainment, Inc. (collectively the “Paradise Defendants”), a company that the Company believes is the ultimate parent company of LT Game Limited and Natural Noble. This lawsuit seeks an injunction against the Paradise Defendants’ assertions of monopolistic rights. The lawsuit alleges, in part, that the Paradise Defendants cannot restrict SHFL Asia from selling or using multi-game terminal betting products in Macau by claiming to hold exclusivity rights on the selling or using of multi-game betting terminal products in Macau. A Trial Hearing began in June 2013 and concluded in November 2013. The injunction request was denied. In November 2013, an appeal of this interim injunction decision was filed by SHFL Asia to the Court of Second Instance. In July 2014, the case was dismissed by the Court of Second Instance, fundamentally on grounds that there is no sufficient evidence that the Paradise Defendants had claimed to have any monopolistic rights on the selling or using of multi-game betting products in Macau. The matter remains under dispute in the principal proceedings filed in connection with the injunction. The Company believes that it has a meritorious case and intends to continue to vigorously pursue this claim.

In November 2013, SHFL Asia displayed a SHFL FUSION Hybrid Table Game unit at the Macau Gaming Show. The LT Game Plaintiffs obtained an ex-parte interim injunction prohibiting SHFL Asia from taking any actions that would allegedly infringe a patent owned by Natural Noble during the Macau Gaming Show. As a result of this injunction, during the Macau Gaming Show, Macau customs officials covered the SHFL FUSION Hybrid Table Game unit for a period of time. In December 2013, an appeal of this interim injunction was filed by SHFL Asia to the Court of Second Instance. In July 2014, the Court of Second Instance decided on the merits of the appeal in favor of SHFL Asia, having therefore revoked the previous decision and thereby removing the injunction, fundamentally on grounds that no evidence has been produced on any patent infringement. In August 2014, the LT Game Plaintiffs filed an appeal to the Court of Final Instance. The Company believes that it has meritorious defenses and intends to vigorously pursue this matter.

Acquisition Litigation.  Prior to the consummation of the Acquisition, a number of putative class actions and shareholder derivative actions challenging the Acquisition were filed against the Company, Manhattan Merger Corp., SHFL, and SHFL’s then current directors in various jurisdictions that generally alleged breach of fiduciary duties and that the entity defendants aided and abetted those alleged breaches, and sought, among other relief, declaratory judgment and an injunction against the transaction. In May 2014, the Company and the plaintiffs to the Minnesota action stipulated to a dismissal without prejudice and the Minnesota State Court entered an order dismissing the action without prejudice. In August 2014, the Company and the plaintiffs to the Nevada action stipulated to a dismissal with prejudice and the Nevada State Court entered an order dismissing the action with prejudice. All of the Acquisition Litigation actions have been dismissed.

Litigation Relating to the Merger.  The following complaints challenging the merger have been filed in the District Court of the Eighth Judicial District, County of Clark, Nevada (the “Nevada court”): (i) Shaev v. Bally Technologies, Inc., et al., No. A-14-705012-B; (ii) Crescente v. Bally Technologies, Inc., et al., No. A-14-705144-C; (iii) Lewandoski v. Bally Technologies, Inc., et al., No. A-14-705153-C; (iv) Rosenfeld v. Bally Technologies, Inc., et al., No. A-14-705162-B; (v) Stein v. Bally Technologies, et al., No. A-14-705338-B; and (vi) Hahm v. Bally Technologies, Inc., No. A-14-706234-C. Each of the actions is a putative class action filed on behalf of the public stockholders of Bally Technologies, Inc. and names as defendants Bally, its directors, Scientific Games, Merger Sub and Financing Sub. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger. Four of the six complaints also allege that all of the entity defendants aided and abetted the purported breaches by the individual defendants. Of the remaining two complaints, Shaev v. Bally Technologies, Inc., et al., alleges that Scientific Games, Merger Sub and Financing Sub aided and abetted the individual defendants’ purported breaches but makes no such claim against Bally, and Hahm v. Bally Technologies, Inc., et al., alleges that Bally alone aided and abetted the individual defendants’ purported breaches. The complaints seek, among other relief, to enjoin the merger.

On August 26, 2014, the Shaev, Crescente, Lewandoski, Rosenfeld and Stein actions were consolidated into a single proceeding under the caption In re Bally Technologies, Inc. Stockholders Litigation, No. A-14-705012-B (the “Nevada Action”). The Hahm action was consolidated into the Nevada Action after it was filed on August 27, 2014. On or about September 19, 2014, the plaintiffs served an amended consolidated class action complaint. On or about October 3, 2014, those plaintiffs filed a motion for expedited proceedings. On October 7, 2014, the defendants filed motions to dismiss the Nevada Action based on the plaintiffs’ failure to state a claim on which relief may be granted. On October 8, 2014, the plaintiffs in the Nevada Action withdrew their motion for expedited discovery and the parties entered into preliminary settlement discussions.

On October 17, 2014, following arm’s-length negotiations, the parties to the Nevada Action (the “Settling Parties”) entered into a Memorandum of Understanding (“MOU”) providing for the settlement in principle of all claims asserted in the Nevada Action on a class-wide basis, subject to certain confirmatory discovery by the plaintiffs in the Nevada Action and the approval of the Nevada court. While Bally believes that no further disclosure was required under applicable laws to supplement the preliminary proxy statement Bally filed with the SEC on September 8, 2014, Bally agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures in the definitive proxy statement it filed on October 20, 2014.  Bally and the other named defendants entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing, and vigorously denied, and continue to vigorously deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Nevada Action. The MOU outlines the terms of the Settling Parties’ agreement in principle to settle and release all claims which were or could have been asserted in the Nevada Action.

The parties to the MOU have agreed promptly to enter into a stipulation of settlement that will be presented to the Nevada court for final approval. The stipulation of settlement will be subject to customary conditions, including approval by the Nevada court, which will consider the fairness, reasonableness and adequacy of the settlement. The stipulation of settlement will provide for, among other things, the conditional certification of the consolidated Nevada Action as a non-opt-out class action. The stipulation of settlement will provide for the release of any and all claims arising from the merger, subject to approval by the Nevada court. The release will not become effective until the stipulation of settlement is approved by the Nevada court, and there can be no assurance that the Settling Parties will ultimately enter into a stipulation of settlement or that the Nevada court will approve the settlement. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect. Payments made in connection with the settlement, which are subject to court approval, are not expected to be material. The settlement will not affect the consideration to be received by Bally’s stockholders in the merger or the timing of the anticipated closing of the merger.

The foregoing description of the MOU does not purport to be complete and is qualified in its entirety by reference to the MOU.

The outcome of the lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of Bally. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. All of the defendants believe that the claims asserted against them in the lawsuits are without merit.

The Company is also a party to various claims and lawsuits relating to routine matters that arise from time to time in the ordinary course of its business. Although management does not currently believe that the outcome of such claims, in the aggregate, will have a material effect on its consolidated financial position, results of operations or cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

11.                               SEGMENT AND GEOGRAPHICAL INFORMATION

The Company operates in legalized casino gaming markets across the globe and provides state-of-the-art, value-add products in four distinct segments: (a) EGMs, which include the sale of gaming devices and related equipment, parts and conversion kits, (b) Gaming Operations, which include the operation of wide-area progressives, video lottery and centrally determined systems and the rental of gaming devices and content, (c) casino-management systems, which include the sale and support of computerized monitoring systems and related recurring hardware and software maintenance revenue, and (d) table game products, which include monthly royalties from proprietary table games as well as sale and lease of table utility products, including automatic card shufflers, deck checkers and roulette chip sorters. Our Chief Executive Officer is our Chief Operating Decision Maker (“CODM”).

The following is a summary of revenues and gross margin for each segment:

	Three Months Ended September 30,
	2014(1)	2013
	(in 000s)
Revenues:
EGMs	$94,186	$71,291
Gaming Operations	106,453	101,902
Systems	74,336	76,096
Table Products	45,830	—
Total revenues	$320,805	$249,289

Gross Margin(2):
EGMs	$48,828	$36,021
Gaming Operations	72,007	71,283
Systems	53,274	56,860
Table Products	37,721	—
Total gross margin	$211,830	$164,164

(1)                                 Results for the three months ended September 30, 2014 include the Acquisition beginning on November 25, 2013 and the acquisition of Dragonplay beginning on July 1, 2014.

(2)                                 Gross Margin excludes amortization related to intangible assets, which are included in depreciation and amortization.

Our CODM does not receive a report with a measure of total assets for each reportable segment as this information is not available or necessary for the CODM’s evaluation of segment performance. Therefore, the Company has not provided asset and capital expenditure information by reportable segment.

EGMs and Systems revenues and costs are included in Gaming equipment and systems revenues. Gaming Operations revenues and costs are included in Product lease, operation and royalty revenues.

Table Products revenues include $17.7 million and $28.1 million included in Gaming equipment and systems revenues and Product lease, operation and royalty revenues, respectively, for the three months ended September 30, 2014. Table Products gross margin includes $12.9 million and $24.8 million included in Gaming equipment and systems gross margin and Product lease, operation and royalty gross margin, respectively, for the three months ended September 30, 2014.

The Company has operations based primarily in the United States as well as significant sales and distribution offices based in Australia, Macau and Europe. The table below presents information as to the Company’s revenues and operating income by geographic region which is determined by country of destination:

	Three Months Ended September 30,
	2014(1)	2013
	(in 000s)
Revenues:
United States and Canada	$234,989	$219,012
International	85,816	30,277
Total revenues	$320,805	$249,289

Operating income:
United States and Canada	$48,135	$55,607
International	14,307	1,361
Total operating income	$62,442	$56,968

(1)                                 Results for the three months ended September 30, 2014 include the Acquisition beginning on November 25, 2013 and the acquisition of Dragonplay beginning on July 1, 2014.

12.                             FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

On April 10, 2015, Scientific Games Corporation (“Scientific Games”) filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to satisfy certain obligations under the registration rights agreements for the $350,000,000 6.625% Senior Subordinated Notes due 2021 (the “2021 Notes”) and the $2,200,000,000 10.000% Senior Unsecured Notes due 2022 (the “Unsecured Notes”), both issued by Scientific Games International, Inc. (“SGI”).  SGI’s obligations under the 2021 Notes and the Unsecured Notes are fully and unconditionally and jointly and severally guaranteed by Scientific Games and substantially all of its 100%-owned U.S. subsidiaries other than SGI (the “Guarantor Subsidiaries”).  Included within the Guarantor Subsidiaries are the following 100%-owned subsidiaries of Bally Technologies, Inc. (“Bally”): Alliance Holding Company, Arcade Planet, Inc., Bally Gaming International, Inc., Bally Gaming, Inc., Bally Properties East, LLC, Bally Properties West, LLC, Bally Technologies, Inc., Casino Electronics, Inc., Compudigm Services, Inc., SHFL Properties, LLC and Sierra Design Group.

Rule 3-10 of Regulation S-X requires that the Company’s audited financial statements incorporated by reference into the Scientific Games Registration Statement include, in a footnote, certain condensed consolidating financial information relating to the Guarantor Subsidiaries of Bally and the subsidiaries of Bally that are not Guarantor Subsidiaries. Rule 3-10(g) of Regulation S-X also requires that when a subsidiary has not been included in the audited consolidated results of the parent company for at least nine months of the most recent fiscal year, audited condensed consolidating financial information must be filed for the subsidiary’s most recent fiscal year preceding the acquisition and unaudited condensed consolidating financial information must be filed for any interim periods after the annual period as well as for any comparative interim periods.

Presented below is condensed consolidated financial information for the Guarantor Subsidiaries and our 100%-owned foreign subsidiaries (the “Non-Guarantor Subsidiaries”) as of September 30, 2014 and June 30, 2014 and for the three months ended September 30, 2014 and 2013. The condensed consolidating financial information has been presented to show the nature of assets held by, and the results of operations and cash flows of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming the guarantee structures of the existing Scientific Games’ credit agreement and existing long-term debt were in effect at the beginning of the periods presented.

The condensed consolidating financial information reflects the investments in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. Net changes in intercompany due from/due to accounts are reported in the accompanying Supplemental Condensed Consolidating Statements of Cash Flows as investing activities if the applicable entities have a net investment (asset) in intercompany accounts, and as a financing activity if the applicable entities have a net intercompany borrowing (liability) balance.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

	As of September 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets:
Cash and cash equivalents	$27,285	$47,132	$—	$74,417
Restricted cash	13,993	76	—	14,069
Accounts and notes receivable, net of allowances for doubtful accounts	174,315	115,536	—	289,851
Inventories	66,175	39,793	(9,030)	96,938
Other current assets	80,038	27,565	—	107,603
Total current assets	361,806	230,102	(9,030)	582,878
Property, plant and equipment, net	56,286	13,818	—	70,104
Leased gaming equipment, net	103,037	27,807	(8,864)	121,980
Investment in subsidiaries	580,843	—	(580,843)	—
Goodwill	669,397	347,278	—	1,016,675
Intangible assets, net	314,257	201,685	—	515,942
Intercompany balances	145,261	—	(145,261)	—
Other assets	106,522	20,227	—	126,749
Total assets	$2,337,409	$840,917	$(743,998)	$2,434,328
Liabilities and stockholders’ equity:
Current maturities of long term debt	$38,286	$113	$—	$38,399
Other current liabilities	128,873	64,162	—	193,035
Total current liabilities	167,159	64,275	—	231,434
Long-term debt, net of current maturities	1,842,671	—	—	1,842,671
Other non-current liabilities	121,240	49,549	—	170,789
Intercompany balances	—	145,261	(145,261)	—
Total Bally Technologies, Inc. stockholders’ equity	206,339	580,843	(598,737)	188,445
Noncontrolling interests	—	989	—	989
Toial liabilities and stockholders’ equity	$2,337,409	$840,917	$(743,998)	$2,434,328

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

	As of June 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets:
Cash and cash equivalents	$18,541	$58,898	$—	$77,439
Restricted cash	17,097	82	—	17,179
Accounts and notes receivable, net of allowances for doubtful accounts	194,984	119,135	—	314,119
Inventories	51,370	38,594	(7,675)	82,289
Other current assets	79,878	22,530	—	102,408
Total current assets	361,870	239,239	(7,675)	593,434
Property, plant and equipment, net	55,557	14,661	—	70,218
Leased gaming equipment, net	106,361	32,830	(7,687)	131,504
Investment in subsidiaries	585,297	—	(585,297)	—
Goodwill	669,397	333,980	—	1,003,377
Intangible assets, net	319,297	188,948	—	508,245
Intercompany balances	145,866	—	(145,866)	—
Other assets	190,249	21,784	—	212,033
Total assets	$2,433,894	$831,442	$(746,525)	$2,518,811
Liabilities and stockholders’ equity:
Current maturities of long-term debt	$38,286	$179	$—	$38,465
Other current liabilities	157,123	55,979	—	213,102
Total current liabilities	195,409	56,158	—	251,567
Long-term debt, net of current maturities	1,886,953	—	—	1,886,953
Other non-current liabilities	131,039	43,331	—	174,370
Intercompany balances	—	145,866	(145,866)	—
Total Bally Technologies, Inc. stockholders’ equity	220,493	585,297	(600,659)	205,131
Noncontrolling interests	—	790	—	790
Total liabilities and stockholders’ equity	$2,433,894	$831,442	$(746,525)	$2,518,811

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Three months ended September 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$249,546	$114,765	$(43,506)	$320,805
Cost of gaming equipment and systems and product lease, operation and royalty (1)	82,877	69,395	(43,297)	108,975
Selling, general and administrative	63,663	20,158	9,349	93,170
Research and development costs	29,557	4,868	—	34,425
Depreciation and amortization	10,786	11,007	—	21,793
Operating income	62,663	9,337	(9,558)	62,442
Interest expense	(21,471)	(43)	3,176	(18,338)
Other income (expense), net	9,979	(5,615)	(3,176)	1,188
Income from operations before equity in income of subsidiaries and income taxes	51,171	3,679	(9,558)	45,292
Equity in income of subsidiaries	2,717	—	(2,717)	—
Income tax expense	(18,383)	(763)	2,898	(16,248)
Net income	35,505	2,916	(9,377)	29,044
Less net income attributable to noncontrolling interests	—	199	—	199
Net income attributable to Bally Technologies, Inc.	$35,505	$2,717	$(9,377)	$28,845

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Three months ended September 30, 2013
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$205,504	$71,695	$(27,910)	$249,289
Cost of gaming equipment and systems and product lease, operation and royalty (1)	74,004	45,846	(34,725)	85,125
Selling, general and administrative	54,822	9,379	8,226	72,427
Research and development costs	29,074	430	—	29,504
Depreciation and amortization	3,665	1,600	—	5,265
Operating income	43,939	14,440	(1,411)	56,968
Interest expense	(5,281)	(67)	921	(4,427)
Other income (expense), net	1,786	716	(921)	1,581
Income from operations before equity in income of subsidiaries and income taxes	40,444	15,089	(1,411)	54,122
Equity in income of subsidiaries	9,727	—	(9,727)	—
Income tax expense	(10,356)	(5,196)	(620)	(16,172)
Net income	39,815	9,893	(11,758)	37,950
Less net income attributable to noncontrolling interests	—	166	—	166
Net income attributable to Bally Technologies, Inc.	$39,815	$9,727	$(11,758)	$37,784

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

Three months ended September 30, 2014

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$35,505	$2,916	$(9,377)	$29,044
Comprehensive income	1,478	(30,296)	—	(28,818)
Less: comprehensive income attributable to noncontrolling interests	—	199	—	199
Comprehensive income attributable to Bally Technologies, Inc.	$36,983	$(27,579)	$(9,377)	$27

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

Three months ended September 30, 2013

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$39,815	$9,893	$(11,758)	$37,950
Comprehensive income	194	(235)	—	(41)
Less: comprehensive income attributable to noncontrolling interests	—	166	—	166
Comprehensive income attributable to Bally Technologies, Inc.	$40,009	$9,492	$(11,758)	$37,743

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three months ended September 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated

Net income	$35,505	$2,916	$(9,377)	$29,044
Depreciation and amortization	26,834	14,847	—	41,681
Amortization of deferred debt issuance costs	1,522	—	—	1,522
Share-based compensation	3,791	89	—	3,880
Equity in income of subsidiaries	(2,717)	—	2,717	—
Provision for doubtful accounts	2,738	1,302	—	4,040
Inventory write-downs	353	(147)	—	206
Income tax benefit	8,986	(6,093)	(2,898)	(5)
Excess tax benefit of stock option exercises	(2,852)	—	—	(2,852)
Other	(106)	190	—	84
Change in operating assets and liabilities	(48,172)	11,962	9,558	(26,652)
Net cash provided by operating activities	25,882	25,066	—	50,948
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(51,318)	—	(51,318)
Capital expenditures	(5,276)	(651)	—	(5,927)
Restricted cash and investments	77,897	10	—	77,907
Financing provided to customer	(5,000)	—	—	(5,000)
Payments received from development financing	1,521	—	—	1,521
Additions to other long-term assets	(3,108)	(81)	—	(3,189)
Intercompany investing activities	(17,831)	—	17,831	—
Net cash provided by (used in) investing activities	48,203	(52,040)	17,831	13,994
Cash flows from financing activities:
Net proceeds/payments on revolving credit facility	(35,000)	—	—	(35,000)
Payments on long-term debt and capital leases	(9,572)	(63)	—	(9,635)
Excess tax benefit of stock option exercises	2,852	—	—	2,852
Acquisition-related contingent consideration	(200)	—	—	(200)
Purchase of treasury stock	(27,486)	—	—	(27,486)
Proceeds from exercise of stock options and employee stock purchases	4,065	—	—	4,065
Intercompany financing activities	—	17,831	(17,831)	—
Net cash provided by (used in) financing activities	(65,341)	17,768	(17,831)	(65,404)
Effect of exchange rate changes on cash	—	(2,560)	—	(2,560)
Increase (decrease) for year in cash and cash equivalents	8,744	(11,766)	—	(3,022)
Cash and cash equivalents balance, beginning of year	18,541	58,898	—	77,439
Cash and cash equivalents balance, end of year	$27,285	$47,132	$—	$74,417

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three months ended September 30, 2013
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated

Net income	$39,815	$9,893	$(11,758)	$37,950
Depreciation and amortization	17,328	4,723	—	22,051
Amortization of deferred debt issuance costs	517	—	—	517
Share-based compensation	3,462	—	—	3,462
Equity in income of subsidiaries	(9,727)	—	9,727	—
Provision for doubtful accounts	(257)	918	—	661
Inventory write-downs	825	705	—	1,530
Income tax benefit	(1,962)	(1,826)	619	(3,169)
Excess tax benefit of stock option exercises	(1,852)	—	—	(1,852)
Other	29	17	—	46
Change in operating assets and liabilities	(21,466)	13,435	1,412	(6,619)
Net cash provided by operating activities	26,712	27,865	—	54,577
Cash flows from investing activities:
Capital expenditures	(4,860)	(372)	—	(5,232)
Restricted cash and investments	(645)	(3)	—	(648)
Payments received from development financing	1,404	—	—	1,404
Additions to other long-term assets	(665)	(80)	—	(745)
Intercompany investing activities	38,398	—	(38,398)	—
Net cash provided by (used in) investing activities	33,632	(455)	(38,398)	(5,221)
Cash flows from financing activities:
Payments on revolving credit facility	(45,000)	—	—	(45,000)
Payments on long-term debt and capital leases	(5,625)	(33)	—	(5,658)
Capitalized debt issuance costs	(1,350)	—	—	(1,350)
Excess tax benefit of stock option exercises	1,852	—	—	1,852
Acquisition-related contingent consideration	(131)	—	—	(131)
Purchase of treasury stock	(1,068)	—	—	(1,068)
Proceeds from exercise of stock options and employee stock purchases	5,622	—	—	5,622
Intercompany financing activities	—	(38,398)	38,398	—
Net cash provided by (used in) financing activities	(45,700)	(38,431)	38,398	(45,733)
Effect of exchange rate changes on cash	—	(627)	—	(627)
Increase (decrease) for year in cash and cash equivalents	14,644	(11,648)	—	2,996
Cash and cash equivalents balance, beginning of year	25,192	38,028	—	63,220
Cash and cash equivalents balance, end of year	$39,836	$26,380	$—	$66,216